Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Merchants Bancshares, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-41051 and No. 333-151572), Form S-3D (No. 333-20375), Form S-8 (No. 333-34871, No. 333-34869, No. 333-151424, and No. 333-151425), and Form S-8 (No. 333-18845) as amended by Post Effective Amendment No. 1 on Form S-8/A, of Merchants Bancshares, Inc. and subsidiaries of our reports dated March 14, 2011, with respect to the consolidated balance sheets of Merchants Bancshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of the internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Merchants Bancshares, Inc.

Albany, NY

March 14, 2011